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                                                                                                 EXHIBIT  11



                                               MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                                COMPUTATION OF PER COMMON SHARE EARNINGS
                                                (In Millions, Except Per Share Amounts)



                                                        For the Three Months            For the Six Months
                                                                Ended                          Ended
                                                        ---------------------          ---------------------
                                                         June 28,     June 30,          June 28,     June 30,
                                                          1996         1995              1996         1995
                                                        --------     --------          --------     --------
EARNINGS
Net earnings  . . . . . . . . . . . . . . . . . .        $ 433          $ 283           $ 843         $ 510
Preferred stock dividends . . . . . . . . . . . .          (11)           (12)            (23)          (24)
                                                         -----          -----           -----         -----
Net earnings applicable to common stockholders  .        $ 422          $ 271           $ 820         $ 486
                                                         =====          =====           =====         =====


PRIMARY WEIGHTED AVERAGE SHARES
Common stock  . . . . . . . . . . . . . . . . . .        170.6          175.7           171.7         178.0
Assuming issuance of shares relating to
 employee incentive plans . . . . . . . . . . . .         22.3           17.6            22.6          18.2
                                                         -----          -----           -----         -----
Total shares  . . . . . . . . . . . . . . . . . .        192.9          193.3           194.3         196.2
                                                         =====          =====           =====         =====

Primary Earnings Per Share  . . . . . . . . . . .        $2.19          $1.40           $4.22         $2.48
                                                         =====          =====           =====         =====

FULLY DILUTED WEIGHTED AVERAGE SHARES
Common stock  . . . . . . . . . . . . . . . . . .        170.6          175.7           171.7         178.0
Assuming issuance of shares relating to
   employee incentive plans . . . . . . . . . . .         22.3           19.5            22.9          19.5
                                                         -----          -----           -----         -----
Total shares  . . . . . . . . . . . . . . . . . .        192.9          195.2           194.6         197.5
                                                         =====          =====           =====         =====

FULLY DILUTED EARNINGS PER SHARE  . . . . . . . .        $2.19          $1.39           $4.21         $2.46
                                                         =====          =====           =====         =====
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